This Employment Agreement (this "Agreement") made this 12th day of
August, 1999, by and between General Housewares Corp., a Delaware corporation ("GHC"), and Mark S. Scales, an individual ("Scales"). Certain capitalized terms used herein are defined in paragraph 23

                            W I T N E S S E T H:

         WHEREAS, Scales has been an employee of GHC since July 10, 1995, and he is currently Vice President, Chief Financial Officer and Treasurer of GHC; and

         WHEREAS, in recognition of the importance of Scales' services to the continuity of management of GHC in the event of the potentially disruptive circumstances of a Change of Control, GHC desires to provide for Scales' continued employment with GHC, following a Change of Control, upon the terms and conditions herein set forth; and

         WHEREAS, Scales desires to accept the terms and conditions of this Agreement so that he can continue his service to GHC without fear of disruption in the event of a Change of Control;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth hereinafter, the parties hereto agree as follows:

         1. Employment. During the Employment Period, GHC shall continue to employ Scales (if he is in GHC's employ on the date a Change of Control shall be deemed to have occurred) and Scales shall continue his employment with GHC, upon the terms and conditions set forth hereinafter.

         2. Term. The term of this Agreement shall commence on the date hereof and shall expire on the date Scales' at-will employment shall end prior to the date a Change of Control shall be deemed to have occurred; otherwise it shall expire on the third anniversary of the date of the Change of Control, subject to paragraphs 7, 8(a) and 9 hereof, unless sooner terminated in accordance with paragraph 6 hereof.

         3. Compensation and Benefits. Subject to the express provisions of Sections 8 and 9 below, as applicable, GHC shall continue to pay Base Salary and to provide Benefits to Scales during the Employment Period.

         4. Duties. During the Employment Period, Scales shall continue to serve in the position or positions held at the commencement of the Employment Period.

         5. Extent of Services. Scales shall devote his best efforts to the performance of his duties hereunder, and shall not allow any other activities to interfere in a material fashion with his performance of such duties.

         6. Termination Upon Death or Disability.

                  (a) This Agreement shall automatically terminate upon Scales' death. Upon such termination, Scales' estate or beneficiaries shall not be entitled to receive any compensation or benefits hereunder except Base Salary and Benefits earned and accrued prior to the date of Scales' death. Notwithstanding the foregoing, in the event Scales is receiving benefits under Section 8 or 9 hereof at the time of his death, Scales' estate or beneficiaries shall continue to receive such benefits after his death.
                  (b) If Scales is unable to perform his duties hereunder by reason of a Long Term Disability, GHC, by action of its Board of Directors, may terminate this Agreement upon written notice to Scales. Upon such termination, Scales shall not be entitled to any compensation or benefits hereunder, but rather shall be entitled to such benefits as may be provided under any GHC disability policy then in effect.

         7. Termination by GHC for Just Cause. GHC, by action of its Board of Directors, may terminate this Agreement at any time during the Employment Period for Just Cause upon written notice to Scales. Upon such termination, Scales shall not be entitled to receive any compensation or benefits hereunder except Base Salary and Benefits earned and accrued prior to the date of termination.

         8. Other Termination by GHC.

                  (a) If, during the first twelve (12) months of the Employment Period, GHC terminates Scales' employment hereunder for any reason other than Disability or Just Cause, GHC shall pay Scales a lump sum equal to three (3) years times Base Salary within seven (7) days of said termination and provide Benefits to Scales for three (3) years following said termination. If such termination of Scales' employment occurs during the final twenty-four (24) month period of the Employment Period, GHC shall pay Scales a lump sum equal to two (2) years times Base Salary within seven
(7) days of said termination and provide Benefits to Scales until the second anniversary of the date of such termination. Payments and benefits to Scales in accordance with this paragraph 8(a) shall constitute fair and reasonable liquidated damages for termination of Scales' employment.

                  (b) If GHC terminates Scales' employment prior to and at the request of any third party in connection with a Change of Control (other than for Disability or Just Cause), GHC shall within seven (7) days of such termination pay Scales a lump sum equal to three (3) times his Base Salary and to provide Benefits to Scales through the third anniversary of the date of such termination, and such payments and benefits shall constitute fair and reasonable liquidated damages for termination of Scales' employment. Accordingly, Scales shall not be entitled to any other compensation, benefits or damages on account of such termination.

         9. Termination by Scales for Good Reason. If, during the first twelve (12) months of the Employment Period, Scales terminates his employment with GHC for Good Reason, provided he has given GHC at least thirty (30) days' prior written notice of such termination, GHC shall pay Scales a lump sum equal to three (3) years Base Salary within seven (7) days of said termination and provide Benefits until the third anniversary of such termination. If Scales terminates his employment for Good Reason during the final twenty-four (24) month period of the Employment Period, provided he has given GHC at least thirty (30) days prior written notice of such termination, GHC shall pay Scales a lump sum equal to two (2) years Base Salary within seven (7) days of such termination and provide Benefits to Scales until the second anniversary of such termination.

         10. Certain Reductions. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Scales pursuant to this Agreement would not be deductible (in whole or in part) by GHC or any affiliate or person making such payment or providing such benefit, as a result of Section 280G of the Code, then, to the extent necessary to make any such payment or benefit deductible, the cash payments or benefits shall first be reduced (if necessary, to zero), and all other payments and benefits shall thereafter be reduced (if necessary, to zero); provided, however, that Scales may elect to have the noncash payments and benefits reduced (or eliminated) prior to any reduction of the cash payments and benefits. 11.
Payments; Mitigation.

                  Following termination of Scales' employment, Scales shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. Further, the amount of any payment or Benefit provided for in this Agreement shall not be reduced by any compensation earned by Scales as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Scales to GHC, or otherwise; provided, however, Benefits otherwise receivable by Scales hereunder shall be reduced to the extent benefits of the same type are received by or made available to Scales by a new employer during the period that he is entitled to Benefits under this Agreement and any such Benefits received by or made available to Scales shall be reported to GHC by Scales; provided further, that GHC shall reimburse Scales for the excess, if any, of the cost of such Benefits to Scales during the applicable period over such cost immediately prior to the date of termination.

         12.      Successors; Binding Agreement.

                  (a) GHC shall require any successor to all or substantially all of the business and/or assets of GHC (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume and agree to perform this Agreement in the same manner and to the same extent that GHC would be required to perform it if no such succession had taken place. Subject thereto, this Agreement may not be assigned by GHC without the prior written consent of Scales.

                  (b) This Agreement is a personal contract and the rights and interests of Scales hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by Scales and his personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

         13. Amendment; Waiver. No provision of this Agreement may be amended or waived, unless in writing signed by the party against whom enforcement may be made.

         14. Severability. If, for any reason, any provision of this Agreement is held to be invalid, such invalidity shall not affect the other provisions of this Agreement not held to be invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect.

         15. Headings. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         16. Governing Law. This Agreement has been executed and delivered in the State of Indiana and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Indiana without regard to any such laws relating to choice or conflict of laws.

         17. No Other Rights; Prior Agreements. Nothing in this Agreement shall be construed or interpreted to create any rights or obligations between the parties except those rights and obligations expressly set forth in this Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes all agreements previously entered into with respect to the matters referred to herein, except that letter agreement dated September 23, 1998 between the parties shall continue in full force and effect in the respect and to the extent that any provision therein is not inconsistent with or covered by this Agreement. The Severance Compensation Plan dated September 27, 1985 is hereby superseded by this Agreement, and accordingly, insofar as Scales may be concerned, is of no further force and effect. Further, it is expressly recognized and agreed that prior to the Employment Period, except as set forth in this Agreement and subject to the terms of the letter agreement dated September 23, 1998 between the parties, Scales' employment is "at will" and either GHC or Scales can terminate the relationship at will, with or without cause at any time.

         18. Notices. Any notice or other communication in writing that is required or permitted pursuant to this Agreement shall be deemed delivered if delivered personally or by facsimile transmission or deposited in the United States mail, postage prepaid, by certified mail, addressed as follows:


To Scales:               Mark S. Scales
                         7413 S. Westwood Lane
                         Terre Haute, IN 47802
                         Telephone: 812-299-4585

To GHC:                  General Housewares Corp.
                         1536 Beech Street
                         Terre Haute, IN  47804
                         Attention:  Paul A. Saxton
                         Telephone: 812-232-1000
                         Facsimile:   812-232-7016

With a copy to:          Raymond J. Kulla
                         General Counsel
                         General Housewares Corp.
                         1536 Beech Street
                         Terre Haute, IN 47804
                         Telephone: 812-232-1000
                         Facsimile:   812-232-7016

         19. Miscellaneous. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. GHC shall withhold from the payments provided for hereunder any and all amounts required to be withheld under applicable federal, state or local law.

         20. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be conclusively settled by arbitration in Chicago, Illinois, by a panel of three arbitrators (selected in accordance with this paragraph 20) in accordance with the rules of the American Arbitration Association then in effect. The panel of arbitrators shall be selected as follows: each of GHC and Scales shall select one (1) arbitrator and the two (2) arbitrators selected by the parties shall select the third arbitrator. GHC shall pay all fees and expenses of the panel of arbitrators. If the arbitrators determine that Scales has prevailed, GHC shall reimburse Scales for all legal fees and costs incurred in pursuing such arbitration. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

         21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         22. Source of Benefits. It is expressly understood and agreed that any and all payments and benefits which become payable or due under this Agreement directly by GHC shall be satisfied exclusively from the general assets of GHC. No separate trust fund or other segregated account under which Scales is the beneficiary shall be required to be established or procured by GHC for purposes of funding any such payments or benefits hereunder.

         23.      Definitions.

                  (a) "Base Salary" shall mean Scales' annual salary at the rate in effect on the day immediately prior to the effective date of the Change of Control or Scales' annual salary at the rate in effect on the day immediately prior to the date of termination of his employment, whichever is greater.

                  (b) "Benefits" shall mean life, disability, accident and health insurance, 401(k) plan, retirement benefits (including Scales' SERP Benefit) and other benefits substantially similar to those which Scales is receiving on the day immediately prior to the effective date of the Change of Control or date of termination of Scales' employment, whichever is more beneficial to Scales. For purposes of determining Scales' benefit under the SERP, he will be deemed to have received his Base Salary and to have earned Pension Years under the SERP (subject to the limitation on the maximum number of years specified in the SERP) during the period in which his Benefits are continued. If Scales is precluded from participating in a benefit plan because he is no longer an employee of GHC, GHC shall provide a substantially similar benefit outside the plan.

                  (c) "Change of Control" shall mean any one of the following events:

                                            (i) if any person becomes the
                                    beneficial owner, directly or
                                    indirectly, of securities of GHC
                                    representing 30% or more of the
                                    combined voting power of GHC's then
                                    outstanding securities, excluding any
                                    person who becomes such a beneficial
                                    owner in connection with a transaction
                                    described in clause (iii) (A) below;

                                            (ii) if the following
                                    individuals cease for any reason to
                                    constitute a majority of the number of
                                    individuals then serving as directors
                                    of GHC: individuals who, on the date
                                    hereof, are serving as directors and
                                    any new director (other than a director
                                    whose initial assumption of office is
                                    in connection with an actual or
                                    threatened election contest, including
                                    but not limited to a consent
                                    solicitation, relating to the election
                                    of directors of GHC) whose appointment
                                    or election by the Board or nomination
                                    for election by GHC's stockholders was
                                    approved or recommended by a vote of at
                                    least two-thirds of the directors then
                                    still in office who either were
                                    directors on the date hereof or whose
                                    appointment, election or nomination for
                                    election was previously so approved or
                                    recommended;

                                            (iii) if there is consummated a
                                    merger or consolidation of GHC with any
                                    other corporation, other than (A) a
                                    merger or consolidation which would
                                    result in the voting securities of GHC
                                    outstanding immediately prior to such
                                    merger or consolidation continuing to
                                    represent (either by remaining
                                    outstanding or by being converted into
                                    voting securities of the surviving
                                    entity or any parent thereof), in
                                    combination with the ownership of any
                                    trustee or other fiduciary holding
                                    securities under an employee benefit
                                    plan of GHC or any subsidiary of GHC,
                                    at least 70% of the combined voting
                                    power of the securities of GHC or such
                                    surviving entity or any parent thereof
                                    outstanding immediately after such
                                    merger or consolidation, or (B) a
                                    merger or consolidation effected to
                                    implement a recapitalization of GHC (or
                                    similar transaction) in which no person
                                    is or becomes the beneficial owner,
                                    directly or indirectly, of securities
                                    of GHC (not including in the securities
                                    beneficially owned by such person any
                                    securities acquired directly from GHC
                                    or its affiliates other than in
                                    connection with the acquisition by GHC
                                    or its affiliates of a business)
                                    representing 30% or more of the
                                    combined voting power of GHC's then
                                    outstanding securities; or

                                            (iv) if the stockholders of GHC
                                    approve a plan of complete liquidation
                                    or dissolution of GHC or there is
                                    consummated an agreement for the sale
                                    or disposition by GHC of all or
                                    substantially all of GHC's assets,
                                    other than a sale or disposition by GHC
                                    of all or substantially all of GHC's
                                    assets to an entity, at least 70% of
                                    the combined voting power of the voting
                                    securities of which are owned by
                                    stockholders of GHC in substantially
                                    the same proportions as their ownership
                                    of GHC immediately prior to such sale.

         Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred by virtue of the consummation of a transaction or series of integrated transactions immediately following which the record holders of the common stock of GHC immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of GHC immediately following such transaction or series of transactions.

                  (d) "Code" shall mean the Internal Revenue Code of 1986 as amended from time to time. (e) "Long Term Disability" shall have the meaning set forth in GHC's Long Term Disability Plan as in effect on the date of this Agreement.

                  (f) "Good Reason" shall mean the occurrence (without Scales' express written consent) after the Change of Control of any one of the following acts by GHC, or failure by GHC to act, unless such act or failure is corrected within ten (10) days immediately following the date of the notice of termination given pursuant to paragraph 9 in respect thereof:

                                            (i) the relocation of Scales'
                                    principal place of employment to a
                                    location more than thirty (30) miles
                                    from Scales' principal place of
                                    employment immediately prior to the
                                    Change of Control or GHC's requiring
                                    Scales to be based anywhere other than
                                    such principal place of employment or
                                    permitted relocation thereof, except
                                    for required travel on GHC's business
                                    to an extent substantially consistent
                                    with Scales' present business travel
                                    obligations;

                                            (ii) a reduction in Scales'
                                    Base Salary or the failure by GHC to
                                    continue in effect any incentive
                                    compensation plan in which Scales
                                    participates immediately prior to the
                                    Change in Control which is material to
                                    Scales' total compensation unless an
                                    equitable arrangement (embodied in an
                                    ongoing substitute or alternative plan)
                                    has been made with respect to such
                                    plan, or the failure by GHC to continue
                                    Scales' participation therein (or in
                                    such substitute or alternative plan) on
                                    a basis not materially less favorable,
                                    both in terms of the amount and timing
                                    of payment of benefits provided and the
                                    level of Scales' participation relative
                                    to other participants, as existed
                                    immediately prior to the Change in
                                    Control;

                                            (iii) a reduction by GHC in
                                    Scales' Benefits; or

                                            (iv) removal by GHC of Scales
                                    from any position in which he is
                                    serving on the effective date of the
                                    Change of Control to a subordinate
                                    position, the assignment to Scales of
                                    any duties inconsistent with Scales'
                                    status as a senior executive officer of
                                    GHC or a substantial adverse alteration
                                    in the nature or status of Scales'
                                    duties, responsibilities or reporting
                                    relationships from those in effect
                                    immediately prior to the Change in
                                    Control.

Scales' continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure constituting Good Reason hereunder.

                  (g)      "Just Cause" shall mean:

                                            (i) the willful and continued
                                    failure by Scales to perform
                                    substantially his duties to GHC (other
                                    than any such failure resulting from
                                    Scales' incapacity due to physical or
                                    mental illness) after a written demand
                                    for substantial performance is
                                    delivered to Scales by GHC's Board of
                                    Directors, which demand shall
                                    specifically identify the manner in
                                    which the Board believes that Scales
                                    has not substantially performed his
                                    duties;

                                            (ii) the willful engaging by
                                    Scales in conduct which is demonstrably
                                    and materially injurious to GHC or its
                                    subsidiaries, monetarily or otherwise;
                                    or

                                            (iii) the conviction of Scales
                                    of, or a plea of nolo contendere by
                                    Scales to, a felony.

For the purposes of clauses (i) and (ii) of this subparagraph, no act, or failure to act, on Scales' part shall be deemed "willful" unless done, or omitted to be done, by Scales not in good faith and without reasonable belief that his act, or failure to act, was in the best interests of GHC. Further, Scales shall not be deemed to have been terminated for Just Cause unless there shall have delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to Scales and an opportunity for Scales, together with Scales' counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Scales was guilty of conduct set forth in clause (i) (ii) or (iii) above, and specifying the particulars thereof in detail. If Scales shall dispute the allegations, the issues shall be submitted promptly to arbitration in accordance with the provisions of paragraph 20.

                  (h) "Pension Plan" shall mean General Housewares Corp. Pension Plan for Non-Bargaining Unit Employees.

                  (i) "Employment Period" shall mean the period which commences on the date a Change of Control shall be deemed to have occurred and, subject to paragraphs 7, 8(a) and 9 hereof, shall end on the third anniversary date of the Change of Control unless sooner terminated in accordance with paragraph 6 hereof.

         IN WITNESS WHEREOF, GHC, by its duly authorized officer, and Scales have signed this Agreement on the date and year first above written.

Attest:                             GENERAL HOUSEWARES CORP.



___________________________         By: __________________________________

                                    Its: _________________________________





Attest:

___________________________         ______________________________________
                                    Mark S. Scales